Exhibit 10.7

KNOLOGY, INC.

SERIES AA PREFERRED STOCK PURCHASE AGREEMENT

This Series AA Preferred Stock Purchase Agreement (this “Agreement”) is entered into as of May 4, 2005, by and among Knology, Inc., a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (collectively, the “Original Purchasers” and individually an “Original Purchaser”).

The parties hereto acknowledge and agree that additional purchasers may execute counterpart signature pages to this Agreement after the date hereof but prior to the Closing (collectively, the “Additional Purchasers” and individually an “Additional Purchaser”) and Exhibit A shall be updated at the Closing to include the names of such Additional Purchasers. The term “Purchasers” as used in this Agreement shall include the Original Purchasers and the Additional Purchasers, if any.

In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1 AGREEMENT TO SELL AND PURCHASE

1.1 Authorization of Shares.

On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the sale and issuance to the Purchasers of shares of its Series AA Convertible Preferred Stock, par value $0.01 per share (“Series AA Preferred Stock”), having the rights, preferences, limitations, and restrictions as substantially set forth in the Certificate of Designations attached hereto as Exhibit B, together with such changes as the Company may negotiate with any Additional Purchasers prior to the Closing, subject to the approval of the Board of Directors of the Company (the “Certificate”). The Series AA Preferred Stock is convertible into shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), as provided in the Certificate. The shares of Series AA Preferred Stock sold and issued hereunder are referred to herein as the “Shares.”

1.2 Sale and Purchase.

Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser severally and not jointly agrees to purchase from the Company, the number of Shares set forth opposite such Purchaser’s name on Exhibit A under the heading “Total Number of Shares,” for a purchase price of ten dollars ($10.00) per Share (the “Purchase Price”).

2 CLOSING, DELIVERY AND PAYMENT

2.1 Closing.

The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place at 10:00 a.m. on the date that the conditions set forth in Sections 5.1 and 5.2 have been satisfied or, if waivable, waived by the appropriate party to this Agreement, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or at such other time or place as the Company and the Purchasers may mutually agree (such date is hereinafter referred to as the “Closing Date”).

2.2 Delivery and Payment

At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser certificates, in form reasonably satisfactory to the Purchasers, representing the number of Shares to be purchased by each such Purchaser against payment of the Purchase Price therefor by wire transfer of immediately available funds.

3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser as follows:

3.1 Organization, Good Standing and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and Joinder Agreement contemplated by Section 5.1(j) hereof, to issue and sell the Shares and the shares of Common Stock issuable upon conversion of the Shares (the “Conversion Shares”), to carry out the other provisions of this Agreement, the Registration Rights Agreement and the Joinder Agreement, and to own, lease and operate its assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein) which would materially impair or delay the ability of the Company to timely consummate the transactions contemplated by this Agreement or which has a material adverse change in, or material adverse effect on, the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such change or effect resulting from (a) general economic or securities market conditions, (b) any occurrence or condition affecting generally the industries in which the Company and its Subsidiaries operate that does not have a materially more adverse effect than that experienced by similarly situated companies in such industries, (c) the execution or announcement of this Agreement or the transactions contemplated hereby, or (d) any acts taken with the consent or direction of the Purchasers. “Company Subsidiaries” means all those corporations or other entities of which the Company owns or controls 50% or more of the outstanding equity securities entitled to vote generally in the election of directors either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities entitled to vote generally in the election of directors is owned or controlled directly or indirectly by the Company.

3.2 Capitalization.

The authorized capital stock of the Company as of the date of this Agreement consists of (i) 200,000,000 shares of Common Stock, (ii) 199,000,000 shares of Preferred Stock, par value $0.01 per share, and (iii) 25,000,000 shares of Non-Voting Common Stock. As of the date of this Agreement, approximately 23,697,787 shares of Common Stock are outstanding, no shares of Preferred Stock are outstanding and no shares of Non-Voting Common Stock are outstanding. As of the date of this Agreement, approximately 4,090,733 shares of Common Stock are reserved for issuance pursuant to the exercise of currently outstanding options and warrants. Except as disclosed in this Section 3.2, there are no other options, warrants, or convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance or sale of capital stock of the Company, or obligating the Company to issue or sell any shares of capital stock, or any other equity interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and the issuance of the foregoing has not been made in violation of any preemptive rights in favor of others.

3.3 Company Subsidiaries.

The Company has disclosed in Exhibit 21.1 to its Annual Report on Form 10-K for the year ended December 31, 2004 (including the other documents incorporated by reference therein, the “2004 Annual Report”) all of the Company Subsidiaries (as defined below) as of the date of this Agreement. The Company or one of the Company Subsidiaries owns all of the issued and outstanding shares of capital stock of each Company Subsidiary. No equity securities of any Company Subsidiary are or may become required to be issued (other than to the Company or another Company Subsidiary) by reason of any rights, agreements, arrangements or commitments of any character and there are no contracts by which any Company Subsidiary is bound to issue (other than to the Company or another Company Subsidiary) additional shares of its capital stock or rights or by which the Company or any Company Subsidiary is or may be bound to transfer any shares of the capital stock of any Company Subsidiary (other than to the Company or another Company Subsidiary). There are no contracts relating to the rights of the Company or any Company Subsidiary to vote or to dispose of any shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and the issuance of the foregoing has not been made in violation of any preemptive rights in favor of others under the applicable corporation law of the jurisdiction in which such Company Subsidiary is incorporated or organized and are owned by the Company or the Company Subsidiary free and clear of any lien. Each Company Subsidiary is a corporation and is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4 Authorization; Binding Obligation.

All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the Registration Rights Agreement and the Joinder Agreement, the performance of all obligations of the Company hereunder and thereunder and for the sale, issuance and delivery of the Shares has been taken or will be taken prior to the Closing. When issued in compliance with the provisions of this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. The Conversion Shares have been duly and validly reserved for issuance and, when issued upon conversion of the Shares, will be duly authorized, validly issued, fully paid and non-assessable. The issuance of the Shares and the Conversion Shares will not be made in violation of preemptive rights in favor of others and will not result in the issuance of any additional shares of Common Stock or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Company. Upon consummation of the transactions contemplated by this Agreement, the Purchasers will own their respective shares free and clear of all security interests, liens, encumbrances or adverse claims other than those created by a Purchaser applicable only to its Shares and those created by this Agreement. This Agreement, the Registration Rights Agreement and the Joinder Agreement have been duly executed by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms.

3.5 Consents and Approvals.

Except for the filing of the Certificate with the Secretary of State of the State of Delaware, no filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by the Company nor must any waiting period required by any governmental or regulatory body lapse or expire in connection with the consummation, execution and delivery of this Agreement, the Registration Rights Agreement or the Joinder Agreement or of the transactions contemplated hereby in connection with the Closing.

3.6 No Violations.

The execution and delivery of this Agreement, the Registration Rights Agreement and the Joinder Agreement and the performance by the Company of its obligations hereunder and thereunder (i) do not and will not conflict with or violate any provision of the amended and restated certificate of incorporation as in effect as of the date hereof, the Certificate or the bylaws of the Company and (ii) do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default (or event which, with the giving of notice or lapse of time or both, would become a default) under, (C) result in the creation of any encumbrance upon the capital stock or assets of the Company or any of the Company Subsidiaries pursuant to, (D) give any third party the right to modify, terminate, suspend or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or other third party pursuant to, any law, statute, rule or regulation or any material agreement or instrument or any order, judgment or decree to which the Company or any of the Company Subsidiaries is subject or by which any of their respective assets are bound.

3.7 Proprietary Rights.

Neither the Company nor any of the Company Subsidiaries has received any communications alleging that it has violated, or by continuing to conduct its business as currently conducted would violate, any proprietary rights of any other person, nor is the Company aware of any basis for the foregoing.

3.8 Actions Pending.

Except as disclosed in the 2004 Annual Report, there is no action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary or any of their respective properties or rights before any court or by or before any governmental body or arbitration board or tribunal that is reasonably likely to have a Company Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. None of the Company, any Company Subsidiary nor any of their respective properties or rights are subject to an existing or threatened order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any United States federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body that is reasonably likely to have a Company Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

3.9 Financial Statements; Interim Changes.

The 2004 Annual Report includes the Company’s audited consolidated balance sheet as of December 31, 2003 and 2004, and audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2002, 2003 and 2004 and the related notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared (i) in accordance with the books and records of the Company and the Company Subsidiaries, which are complete and correct and which have been maintained in accordance with past practices, and (ii) present fairly in all material respects the consolidated financial position of the Company as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject in the case of interim financial statements to normal recurring year-end adjustments which are not expected individually or in the aggregate to be material in amount and the absence of footnote disclosures). The Company and the Company Subsidiaries, taken as a whole, have no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either reflected or fully reserved against on the balance sheet dated as of December 31, 2004 included in the Company Financial Statements or incurred in the ordinary course of the business of the Company subsequent to December 31, 2004. Since December 31, 2004, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course and there has not been any material adverse change in the business, operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole.

3.10 SEC Filings; Corporate Governance; Internal Controls.

(a) The Company has timely filed all statements, reports, schedules, and other documents filed, or required to be filed during the 12 calendar months preceding the date of this Agreement (as such statements, reports, schedules and documents have been amended from time to time, collectively, the “SEC Documents”), by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (as the same may be amended from time to time, the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as the same may be amended from time to time, the “Exchange Act” and collectively with the Securities Act, the “Securities Laws”). The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Document or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading. The Company has filed all SEC Documents required to be filed to meet the requirements of SEC Rule 144(c) under the Securities Act. The Company has complied in all material respects with the listing requirements of the Nasdaq National Market.

(b) The Company and the Company Subsidiary maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Company’s consolidated financial statements and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s and Company Subsidiaries’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.11 Compliance with Laws.

The business of the Company and each of the Company Subsidiaries has been conducted in compliance with all applicable laws and regulations of governmental authorities, except for such violations that have been cured without a Company Material Adverse Effect or that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect.

3.12 Material Contracts.

Except as disclosed in the 2004 Annual Report, neither the Company nor any Company Subsidiary is a party to (or otherwise bound by) any of the following: (i) any employment or consulting contract not terminable on 30 days or less notice, (ii) any agreement providing for the issuance or repurchase of any securities of the Company other than this Agreement, (iii) any agreement in respect of registration rights, preemptive rights, rights of first refusal, voting rights or other rights of security holders, (iv) any agreement evidencing or providing for any indebtedness for borrowed money, (v) any other agreement that would be required to be filed as an exhibit to a Registration Statement on Form S-1 pursuant to Item 601 of Regulation S-K under the Securities Act of 1933.

3.13 Personal Property and Leases.

The Company and each of the Company Subsidiaries has good and marketable title to its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances, security interests and claims except for liens, encumbrances and security interests which arise in the ordinary course of business or which do not materially impair the use or value of such properties and assets of the Company or the Company Subsidiaries. With respect to the property and assets they lease, the Company and each of the Company Subsidiaries is in material compliance with such leases and, to the best of the Company’s knowledge, the Company and the Company Subsidiaries hold valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.14 Certain Transactions.

Except as disclosed in the 2004 Annual Report or as contemplated by this Agreement, none of the current directors, officers, or 10% or greater stockholders of the Company is a party to any transaction with the Company, other than compensation arrangements of such officers in the ordinary course of the Company’s business and purchases of securities, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

3.15 Employees.

Neither the Company nor any of the Company Subsidiaries is a party to any pending, or to the Company’s knowledge, threatened, labor dispute. The Company and the Company Subsidiaries have complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or threatened to be brought, in any court or administrative agency by any former or current employees of the Company or any of the

Company Subsidiaries for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person arising out of the status of the Company or any Company Subsidiary as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge or otherwise which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.16 Tax Returns and Audits.

All required federal, state and local tax returns or appropriate extension requests of the Company and the Company Subsidiaries have been filed within the period required for such filings and any extensions granted therefor and within the period that the same may be filed without interest or penalties, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for payment thereof has been made. The Company and the Company Subsidiaries have not received notice of any tax deficiency proposed or assessed against it, and has not signed any waiver of any statute of limitations on the assessment or collection of any tax. None of the tax returns of the Company or any of Company Subsidiaries has been audited by governmental authorities in a manner to bring such audits to the attention of the Company or any of the Company Subsidiaries.

3.17 Intellectual Property Rights.

The Company and each of the Company Subsidiaries owns, has licenses to, or can obtain on commercially reasonable terms rights to, all material patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights necessary to permit the Company to carry on its business as currently conducted. All registered copyrights, trademarks, and service marks owned by the Company or the Company Subsidiaries are in full force and effect and are not subject to any taxes or maintenance fees. There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any of the Company Subsidiaries contesting the right to use its intellectual property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any intellectual property right of a third party. The Company and each Company Subsidiary has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets, proprietary processes and formulae, inventions, know-how and other confidential and proprietary information.

3.18 Insurance.

The Company and each Company Subsidiary maintains adequate insurance covering the respective risks of the Company and of each Company Subsidiary of such types and in such amounts and with such deductibles as are customary for other companies of similar size engaged in similar lines of business. All insurance held by the Company and each Company Subsidiary is in full force and effect and is issued by insurers of recognized responsibility.

3.19 Private Placement.

Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2, the offer and the sale of the Shares to the Purchasers pursuant to this Agreement is exempt from registration under the Securities Act.

4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

4.1 Requisite Power and Authority.

Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All actions on such Purchaser’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon its execution and delivery by such Purchaser, this Agreement will be valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

4.2 Investment Representations.

Such Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in this Agreement. Such Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk.

Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser understands that an investment in the Shares acquired pursuant to this Agreement is highly speculative and involves substantial economic risk. Such Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available, and that such Purchaser may sustain, and is financially able to sustain, a complete loss of its investment pursuant to this Agreement. Such Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Such Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

(b) Acquisition for Own Account.

Such Purchaser is acquiring the Shares and the Conversion Shares for its own account for investment only, and not with a view toward their distribution in violation of applicable securities laws.

(c) Purchaser Can Protect Its Interest.

Such Purchaser represents that, by reason of its or of its management’s business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated by the Agreement.

(d) Accredited Investor.

Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information.

Such Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. Such Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Transfer Restrictions.

Such Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer under the Securities Act and may not be sold or offered for sale in the absence of (i) an effective registration statement for the shares under such act and any applicable state securities law, (ii) a “no action” letter of the securities and exchange commission with respect to such sale or offer, or (iii) an opinion of counsel reasonably satisfactory to the corporation that registration under such act and any applicable state securities law is not required with respect to such sale or offer.

(g) Rule 144.

Such Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

(h) Residence.

If such Purchaser is an individual, then such Purchaser resides in the jurisdiction identified in the address of such Purchaser set forth on Exhibit A; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its investment decision was made is located at the address or addresses set forth on Exhibit A.

(i) No Reliance.

Such Purchaser acknowledges and agrees that, in making such Purchaser’s decision to purchase the Shares, such Purchaser (1) has not relied on any information other than (a) the information provided to such Purchaser by the Company in this Agreement, and (b) the information contained in the SEC Documents, and (2) has only relied on the advice of its own legal counsel and financial advisors and has not relied on the advice of the legal counsel or financial advisors for the Company or any other Purchaser.

5 CONDITIONS TO CLOSING

5.1 Conditions to the Purchasers’ Obligations.

Each Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by each such Purchaser as to such Purchaser:

(a) Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Legal Proceedings.

On the Closing Date, the sale and issuance of the Shares to be issued at the Closing shall not be legally prohibited by any laws or regulations to which the Purchasers and the Company are subject. No law, regulation, order, judgment or injunction of any court or governmental authority of competent jurisdiction shall be in effect which prohibits the consummation of the transactions contemplated hereby nor shall any action be pending which would result in any such order, judgment or injunction.

(c) Simultaneous Purchase.

All other Purchasers shall have concurrently purchased the Shares to be purchased by them at the Closing pursuant to this Agreement.

(d) Compliance with Agreement.

The Company shall have performed and complied with in all material respects all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(e) Notices and Approvals.

All authorizations, approvals, or permits, if any, of, or filings with any governmental authority or regulatory body of the United States or of any State of the United States that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement and the other transactions contemplated hereby shall be duly obtained and all waiting periods required by law shall have expired effective as of the Closing.

(f) Certificate of Designations.

The Certificate shall have been duly approved and adopted by the Board of Directors of the Company and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

(g) Officer’s Certificate.

The President of the Company shall deliver at the Closing a certificate stating that the conditions specified in Section 5.1 have been fulfilled and stating that there shall have been no material adverse change in the business, assets or financial condition of the Company and the Company Subsidiaries taken as a whole since December 31, 2004.

(h) Secretary’s Certificate.

The Company’s Secretary shall execute and deliver at the Closing a certificate attaching the resolutions authorizing the transactions contemplated hereby and bylaws as exhibits.

(i) Legal Opinion.

The Purchasers shall have received the legal opinion of Alston & Bird LLP, counsel to the Company, and the legal opinion of Chad S. Wachter, the Company’s General Counsel, each in form and substance reasonably satisfactory to the Purchasers, as to the matters set forth in Exhibits C-1 and C-2, respectively.

(j) Registration Rights Agreement; Joinder Agreement.

Concurrent with the Closing, the Company and the Purchasers shall have entered into a registration rights agreement in a form reasonably acceptable to the Company and the Additional Purchasers, which shall provide that (i) so long as the Company is eligible to file a registration statement under the Securities Act on Form S-3 (“S-3 Eligible”) and subject to customary blackout rights, the Company shall maintain an effective “shelf” registration statement for the resale of the Conversion Shares at all times from and after the 120-day anniversary of the Closing so long as any Shares remain outstanding and for a period of at least 180 days following an automatic conversion of the Shares as provided in the Certificate; (ii) the Company shall use its commercially reasonable efforts to file such “shelf” resale registration statement on or before the 60-day anniversary of the Closing; and (iii) in the event that the Company ceases to be S-3 Eligible, the Purchasers shall have demand and piggyback registration rights at the Company’s expense (with limitations on the duration of “shelf” registrations to be agreed) (the “Registration Rights Agreement”). Further, concurrent with the Closing, the Company and the Purchasers who are not parties to the Stockholders Agreement, dated as of February 7, 2000, as amended as of January 12, 2001 and October 18, 2002 (as the same may be hereafter amended from time to time (the “Stockholders Agreement”) shall have entered into a joinder agreement (the “Joinder Agreement”) substantially in the form attached hereto as Exhibit F, joining such Purchasers as parties to the Stockholders Agreement.

5.2 Conditions to the Company’s Obligations.

The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:

(a) Representations and Warranties.

The representations and warranties of each of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(b) Legal Proceedings.

On the Closing Date, the sale and issuance of the Shares to be issued at the Closing shall not be legally prohibited by any laws or regulations to which the Purchasers and the Company are subject. No law, regulation, order, judgment or injunction of any court or governmental authority of competent jurisdiction shall be in effect which prohibits the consummation of the transactions contemplated hereby nor shall any action be pending which would result in any such order, judgment or injunction.

(c) Simultaneous Purchase.

All Purchasers shall have concurrently purchased the Shares to be purchased by them at the Closing pursuant to this Agreement.

(d) Compliance with Agreement.

Each Purchaser shall have performed and complied with in all material respects all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(e) Notices and Approvals.

All authorizations, approvals, or permits, if any, of, or filings with any governmental authority or regulatory body of the United States or of any State of the United States that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and all waiting periods required by law shall have expired effective as of the Closing.

(f) Certificate of Designations.

The Certificate shall have been duly approved and adopted by the Board of Directors of the Company and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.

(g) Registration Rights Agreement; Joinder Agreement.

Concurrent with the Closing, (1) the Company and the Purchasers shall have entered into the Registration Rights Agreement and (2) the Company and the Purchasers who are not parties to the Stockholders Agreement shall have entered into the Joinder Agreement, joining such Purchasers as parties to the Stockholders Agreement.

6 LEGEND

Each certificate representing Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, (II) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER, OR (III) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KNOLOGY, INC., AS IT MAY BE AMENDED HEREAFTER, AND A CERTIFICATE OF DESIGNATIONS, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED FREE OF CHARGE UPON REQUEST.

7 POST-CLOSING COVENANT

7.1 Rights Reoffering.

As soon as reasonably practicable following the Closing, the Purchasers listed on Exhibit D to this Agreement (the “Reofferors”) agree to take all actions reasonably necessary, including executing and delivering any and all documents or instruments deemed necessary by the Company to effectuate the intent of this Section 7, to reoffer their respective Excess Reoffer Shares (as defined below), pursuant to a “rights offering” registered under the Securities Act to existing stockholders of the Company at $10.00 per Share (the “Rights Reoffering”). Each Purchaser listed in Exhibit E agrees to waive its right to purchase Shares in the Rights Reoffering. For each Reofferor, such Reofferor’s “Excess Backstop Shares” shall mean a number of Shares equal to (i) the total number of Shares acquired by such Reofferor minus (ii) the product of (x) such Reofferor’s percentage beneficial ownership of the Common Stock prior to giving effect to the issuance of Shares at Closing and (y) the total number of Shares acquired by such Reofferor.

7.2 Optional Rights Offering.

The Company may, but is not required to, offer up to an additional 1,080,000 shares of Series AA Preferred Stock, or up to 1,080,000 shares of a newly created Series BB Preferred Stock, which shall rank pari passu with the Series AA Preferred Stock and have terms substantially identical to, or more favorable to the Company than, the Series AA Preferred Stock (the “Series BB Preferred Stock”), in a “rights offering” to existing stockholders at $10.00 per share (the “Rights Offering”). The number of Shares held by Purchasers will not be reduced as a result of the Rights Offering. Each Purchaser listed in Exhibit E agrees to waive its right to purchase Shares in the Rights Offering; provided, that if the Company undertakes the Rights Offering and fewer than 500,000 of the shares offered in the Rights Offering are purchased by existing stockholders, the Purchasers listed on Exhibit E (or their designees reasonably acceptable to the Company) will have the right to purchase an amount of shares offered in the Rights Offering (on a pro rata basis based on their respective subscription amounts) sufficient to increase the number of shares sold in the Rights Offering to 500,000.

8 TERMINATION

8.1 Events of Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by mutual written agreement of the Company and the Purchasers;

(b) by the Company (i) upon a breach of any covenant or agreement on the part of any of the Purchasers set forth in this Agreement or if any representation or warranty of any Purchaser set forth in this Agreement shall not be true and correct, in either case such that the conditions set forth in Section 5.2 would not be satisfied (a “Purchaser Termination Breach”); provided, that such Purchaser Termination Breach shall not have been waived or cured within 30 days after written notice of the Purchaser Termination Breach is given to the Purchaser by the Company; or (ii) if any condition to the

Company’s obligations to close at the Closing set forth in Section 5.2 has not been satisfied as of the Closing Date or satisfaction of such a condition is or becomes impossible (other than because of the failure of the Company to comply with its obligations under this Agreement), and the Company has not waived such condition;

(c) by any of the Purchasers (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company set forth in this Agreement shall not be true and correct, in either case such that the conditions set forth in Section 5.1 would not be satisfied (a “Company Termination Breach”); provided, that such Company Termination Breach shall not have been waived or cured within 30 days after written notice of such Company Termination Breach is given to the Company by such Purchaser; or (ii) if any condition to such Purchaser’s obligations to close set forth in Section 5.1 has not been satisfied as of the Closing Date or satisfaction of such a condition is or becomes impossible (other than because of the failure of the Purchaser to comply with its obligations under this Agreement), and such Purchaser has not waived such condition; or

(d) by the Company or any Purchaser, if the Closing has not occurred on or before July 31, 2005.

8.2 Effect of Termination

If this Agreement is terminated by either the Company or a Purchaser pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations with respect to the sale and purchase of the Shares on the part of the Company or the Purchasers or their respective stockholders, directors, officers, employees, agents or representatives, except for the Section 9, all of which shall survive any termination of this Agreement; provided, that nothing in this Section 8.2 shall relieve either party from liability for any willful breach of this Agreement.

9 MISCELLANEOUS

9.1 Knowledge of a Party.

As used in this Agreement, the terms “knowledge”, “know” or “known” means with respect to a party hereto, with respect to a matter in question, that any executive officer of such party has actual knowledge of such matter.

9.2 Governing Law.

This Agreement shall be governed in all respects by the laws of the State of Georgia as such laws are applied to agreements between Georgia residents entered into and performed entirely in Georgia, except that the General Corporation Law of the State of Delaware shall govern as to matters of corporate law.

9.3 Survival.

The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

9.4 Successors and Assigns.

No Purchaser may assign such Purchaser’s rights and obligations under this Agreement unless the assignee agrees to be bound by the terms and conditions of this Agreement, including the representations and warranties included in Article 4, by executing a counterpart to this Agreement; provided that such Purchaser shall not be released from its obligations hereunder as a result of such assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

9.5 Entire Agreement.

This Agreement, the Exhibits and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.6 Severability.

In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.7 Amendment and Waiver.

This Agreement and any provision hereof may be amended, modified or waived only upon the mutual written consent of the Company and Purchasers purchasing 60% of the outstanding Shares, except as otherwise provided herein. Any such amendment, modification or waiver, whether retroactively or prospectively effective, shall be binding upon the Company and all Purchasers.

9.8 Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent to the Company at 1241 O. G. Skinner Drive, West Point, Georgia 31833, Attention: Rodger L. Johnson, President, email address: rodger.johnson@knology.com, with a copy to Alston & Bird LLP, 601 Pennsylvania Avenue, N.W., North Building, 10th Floor, Washington, DC 20004-2601, Attention: David E. Brown, Jr., email address: dbrown@alston.com, and to a Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten days advance written notice to the other parties hereto.

9.9 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.10 Broker’s Fees.

Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to a broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of its representation in this Section 9.10 being untrue.

9.11 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or a waiver of or acquiescence in any similar breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12 Press Releases.

Prior to the Closing Date, the parties shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.12 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law. Notwithstanding the foregoing, each of the Purchasers and their respective affiliates may list the Company’s name and logo and describe the Company’s business, in a manner generally consistent with the Company’s publicly available filings with the Securities and Exchange Commission, in their marketing materials and may post such information on their website.

9.13 Expenses.

Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that the Company shall reimburse the expenses of the Purchasers, including legal fees, out-of-pocket expenses and filing fees required by any regulatory filings in connection with the transactions contemplated hereby, actually incurred by such Purchasers in an amount not to exceed $30,000 in the aggregate.

[SIGNATURE PAGES INTENTIONALLY OMITTED]

Exhibit A

Schedule of Purchasers

Series AA Preferred Stock

Name and Address	Total Number of Shares	Aggregate Purchase Price
Campbell B. Lanier, III c/o PRE Holdings, Inc. P. O. Box 510 West Point, GA 31833	143,750	$1,437,500

J. Smith Lanier II c/o J. Smith Lanier and Company P. O. Box 70 West Point, GA 31833	143,750	1,437,500

AT&T Venture Fund II, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	31,860	318,600

Special Partners Fund, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	2,000	20,000

Special Partners Fund International, LP c/o VMS Group 47 Hulfish Street Suite 300 Princeton, NJ 08542 Attention: Dom Turiano	11,140	111,400

The Burton Partnership (QP), Limited Partnership 614 W. Bay Street Tampa, FL 33606 Attn: Laurie Ann Burton	140,625	1,406,250

The Burton Partnership, Limited Partnership 614 W. Bay Street Tampa, FL 33606 Attn: Laurie Ann Burton	46,875	468,750

O. Gene Gabbard 102 Marseille Place Cary, North Carolina 27511	25,000	250,000

SGL Investments Limited Partnership I 140 Fountain Parkway, Suite 420 St. Petersburg, FL 33716	50,000	500,000

Ballast Point Ventures, L.P. 880 Carillon Parkway St. Petersburg, FL 33716	237,288	2,372,880

Ballast Point Ventures EF, L.P. 880 Carillon Parkway St. Petersburg, FL 33716	12,712	127,120

PNC Venture Corp 3150 CNG Tower Pittsburgh, PA 15222 Attn: David Hillman	75,000	750,000

Total	920,000	$9,200,00

Exhibit B

Certificate of Designations

[See Exhibit 3.1 to Knology’s Current Report on Form 8-K filed May 27, 2005]

Exhibit C-1

Form of Alston & Bird LLP Opinion

1. Each of the Company and the Company Subsidiaries is a corporation existing and in good standing under the laws of the state of its incorporation. The Company and each of the Company Subsidiaries has the requisite corporate power to own and operate its properties and assets, and to carry on its business as it is currently being conducted. The Company or one of the Company Subsidiaries owns all of the issued and outstanding shares of capital stock of the Company Subsidiaries, which shares are free and clear of any liens, charges or encumbrances and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, conversion rights, preemptive rights, subscription rights, rights of first refusal or other rights to purchase or acquire any shares of the capital stock of any of the Company Subsidiaries.

2. The Company has the corporate power and authority to execute and deliver each of the Transaction Documents, and to perform its obligations thereunder. The Company has the corporate power and authority to sell and issue the Shares and to issue the common stock, $.01 par value, of the Company (the “Common Stock”) issuable upon conversion of the Shares.

3. Each of the Agreement, the Registration Rights Agreement and the Joinder Agreement (the “Transaction Documents”) has been duly and validly authorized, executed and delivered by the Company. The Certificate has been filed with the Secretary of State of the State of Delaware and is effective as of                  , 2005.

4. Each of the Transaction Documents constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

5. The execution, delivery and performance by the Company of each of the Transaction Documents do not: (A) conflict with or violate any provision of the Certificate or bylaws of the Company and all consents required by the Certificate or bylaws of the Company have been obtained; (B) conflict with or violate any provision of any law, rule or regulation of general applicability, any order, writ, judgment, injunction, decree, determination or award currently in effect applicable to the Company, the Company Subsidiaries or their respective properties or by which they are bound or affected; or (C) result in the creation or imposition of any lien, charge, mortgage, security interest or encumbrance of any nature whatsoever upon any property or asset of the Company or any Company Subsidiary.

6. Except such as have been obtained, no authorization, consent, approval, order, license or exemption of, or notice to or filing, qualification or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality is or will be necessary for the valid execution, delivery or performance by the Company of the Transaction Documents or the consummation of the transactions contemplated thereby, including, without limitation, the issuance of the Shares or the shares of Common Stock upon conversion of the Shares, or for the enforcement against the Company of the Transaction Documents.

7. The Shares, when paid for and issued as provided in the Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued in accordance with the terms of the Shares, will be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof will not be subject to preemptive rights in favor of any person under the Certificate, the amended and restated

certificate of incorporation or the bylaws of the Company and will not result in the issuance of additional shares of Common Stock or the triggering of any anti-dilution of similar rights of any person under the Certificate, the amended and restated certificate of incorporation or the or bylaws of the Company. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of the Company are as set forth in the Certificate and the amended and restated certificate of incorporation of the Company and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

8. The representation contained in the first paragraph of Section 3.2 of the Agreement regarding the authorized capital stock of the Company as of the date of the Agreement is true and correct. All issued and outstanding shares of capital stock of the Company are, and the shares of Common Stock issuable upon exercise of outstanding options and warrants and issuable upon conversion of the issued and outstanding shares of Series AA Preferred Stock when issued will be, duly authorized, validly issued, fully paid and nonassessable. The shares of Series AA Preferred Stock issued and outstanding as of the Closing are not, and the issuance of the shares of Common Stock issuable upon exercise of outstanding options and warrants and issuable upon conversion of the issued and outstanding shares of Series AA Preferred Stock will not be, subject to preemptive rights in favor of any person and will not result in the issuance of additional shares of Common Stock or the triggering of any anti-dilution or similar rights under the Certificate, the amended and restated certificate of incorporation or the bylaws of the Company, in each case that has not been waived. Other than as set forth in Section 3.2 of the Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights, subscription rights, rights of first refusal or other rights (whether by law, pursuant to the Company’s amended and restated certificate of incorporation or otherwise) to purchase or acquire any shares of the capital stock of the Company.

9. The offer, sale and delivery of the Shares, and the shares of Common Stock to be issued upon the conversion of the Shares, do not require registration under the Securities Act or registration or qualification under the blue sky laws of Georgia.

Exhibit C-2

Form of Chad S. Wachter’s Opinion

1. There is no pending, or, to my knowledge, threatened, action, suit, proceeding or investigation before any court, governmental or regulatory agency or authority or self-regulatory agency by, against or involving the Company or any of the Company Subsidiaries that is reasonably likely to have a Company Material Adverse Effect.

2. There is no judgment, injunction, order or decree of any court, governmental agency or instrumentality or self-regulatory agency against the Company or any of the Company Subsidiaries that is reasonably likely to have a Company Material Adverse Effect.

3. The execution, delivery and performance by the Company of each of the Agreement, the Registration Rights Agreement and the Joinder Agreement do not conflict with or result in a breach or violation of, or constitute a default under, any agreement, undertaking, contract, indenture, mortgage, deed of trust, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound.

Exhibit D

Reofferors

Campbell B. Lanier III

The Burton Partnership (QP), Limited Partnership

The Burton Partnership, Limited Partnership

O. Gene Gabbard

Exhibit E

Purchasers Waiving Rights in Rights Reoffering and Rights Offering

Ballast Point Ventures, L.P.

Ballast Point Ventures EF, L.P.

SGL Investments Limited Partnership I

Exhibit F

Joinder Agreement

STOCKHOLDER JOINDER AGREEMENT

THIS STOCKHOLDER JOINDER AGREEMENT (this “Agreement”) is made and entered into as of the      day of May, 2005, by and between Knology, Inc., a Delaware corporation (the “Company”) and the undersigned purchaser (the “New Stockholder”) of shares of Series AA Convertible Preferred Stock, par value $.01 per share, of the Company (“Series AA Preferred”).

Premises

Pursuant to a Series AA Preferred Stock Purchase Agreement, dated as of May 4, 2005 (the “Purchase Agreement”), by and among the Company, the New Stockholder and other parties thereto, the New Stockholder is purchasing shares of Series AA Preferred. As a result, the New Stockholder will become a stockholder of the Company and desires to derive the benefits and burdens associated therewith.

The Company is party to a Stockholders Agreement, dated as of February 7, 2000, as amended as of January 12, 2001, and October 18, 2002 (as the same may hereafter be amended from time to time, the “Stockholders Agreement”), with certain of the Company’s existing stockholders (“Existing Stockholders”) governing certain rights and obligations of the Existing Stockholders as stockholders of the Company. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the New Stockholder hereby agree as follows:

1. From and after the issuance of the shares of the Series AA Preferred pursuant to the Purchase Agreement, by virtue of the New Stockholder’s execution of a counterpart to this Agreement, (x) the New Stockholder shall, without any further action on the part of the Company or any of the Existing Stockholders or any other party to the Purchase Agreement, become party to the Stockholders Agreement subject to and bound by, and entitled to the benefits of, all the terms and conditions of the Stockholders Agreement applicable to an Investor, (y) the shares of Series AA Preferred received by the New Stockholder pursuant to the Purchase Agreement shall be “Investor Stock” for all purposes under the Stockholders Agreement, and (z) the New Stockholder shall be an “Other Investor” for all purposes under the Stockholders Agreement.

2. A legend in substantially the form required by Section 6.02 of the Stockholders Agreement shall appear on each certificate representing the shares of Series AA Preferred issued to the New Stockholder pursuant to the Purchase Agreement.

3. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed by its duly authorized representative as of the date first above written.

KNOLOGY, INC.

By:
Name:
Title:

[NAME OF PURCHASER]

By:
Name:
Title: